Exhibit 99.1
Enphase Energy Reports Financial Results for the Third Quarter of 2021
FREMONT, Calif., Oct. 26, 2021 - Enphase Energy, Inc. (NASDAQ: ENPH), a global energy technology company and the world’s leading supplier of microinverter-based solar and battery systems, announced today financial results for the third quarter of 2021, which included the summary below from its President and CEO, Badri Kothandaraman.
We reported record quarterly revenue of $351.5 million in the third quarter of 2021, along with 40.8% for non-GAAP gross margin. We shipped approximately 2,599,575 microinverters, or 913 megawatts DC, and 65 megawatt hours of Enphase Storage systems.
Financial highlights for the third quarter of 2021 are listed below.
•Record revenue of $351.5 million
•GAAP gross margin of 39.9%; non-GAAP gross margin of 40.8%
•GAAP operating income of $37.4 million; non-GAAP operating income of $85.9 million
•GAAP net income of $21.8 million, non-GAAP net income of $84.2 million
•GAAP diluted earnings per share of $0.15; non-GAAP diluted earnings per share of $0.60
•Cash flow from operations of $113.4 million
•Ending cash, cash equivalents and marketable securities balance of $1.4 billion
Our revenue and earnings for the third quarter of 2021 are provided below, compared with those of the prior quarter and the year ago quarter:
(In thousands, except per share data and percentages)

	GAAP			Non-GAAP
	Q3 2021	Q2 2021	Q3 2020	Q3 2021	Q2 2021	Q3 2020
Revenue	$351,519	$316,057	$178,503	$351,519	$316,057	$178,503
Gross margin	39.9%	40.4%	53.2%	40.8%	40.8%	41.0%
Operating expenses	$103,007	$68,401	$43,222	$57,341	$51,696	$29,571
Operating income	$37,351	$59,400	$51,759	$85,932	$77,165	$43,675
Net income	$21,809	$39,351	$39,362	$84,157	$74,676	$41,760
Basic EPS	$0.16	$0.29	$0.31	$0.62	$0.55	$0.33
Diluted EPS	$0.15	$0.28	$0.28	$0.60	$0.53	$0.30
Total revenue increased 11% compared to the second quarter of 2021. We worked diligently to meet the surge in customer demand while successfully navigating global component supply constraints and logistics challenges.
Our non-GAAP gross margin was 40.8% in both the third and second quarter of 2021, as higher logistics and expedite costs were partially offset by a price increase on microinverters and cost management. Non-GAAP operating expenses increased to $57.3 million in the third quarter of 2021, compared to $51.7 million in the prior quarter, primarily due to additional investment in R&D and marketing programs, along with increased hiring. Non-GAAP operating income was $85.9 million in the third quarter of 2021, compared to $77.2 million in the second quarter of 2021.
We exited the third quarter of 2021 with $1.4 billion in cash, cash equivalents and marketable securities and generated $113.4 million in cash flow from operations. Capital expenditures were $12.7 million in the third quarter of 2021, compared to $16.4 million in the second quarter of 2021.

Strong demand for our microinverter systems continued in the third quarter of 2021, while shipments of our Enphase Storage systems increased approximately 51%, compared to the second quarter of 2021. Our Load Control feature gained significant adoption during the third quarter. This feature provides homeowners the ability to conserve their energy consumption by shedding non-essential loads during an outage and thereby extending the backup duration. We also made several software and hardware updates to reduce commissioning times.
Product innovation remains at the cornerstone of our growth strategy. Yesterday, we announced our all-new, all-in-one Energy System with IQ8™ solar microinverters for customers in North America. Since the company’s inception, we invested in custom application specific integrated circuit (ASIC) chips for our microinverters, and today we see the payoff with a software-defined microinverter smart enough to form a microgrid. Many homeowners often assume that their solar systems will function if the sun is shining, even during a power outage. This has unfortunately not been true until today. Now, with IQ8 homeowners can realize the true promise of solar — to make and use their own power. IQ8 solar microinverters can provide Sunlight Backup during an outage, even without a battery.
In addition, we recently announced that our home energy systems will soon integrate with most leading models of home standby AC generators, providing enhanced performance and a glitch-free transition for homeowners during power outages. Homeowners can also monitor real-time power flow, start and stop their generator remotely, set quiet hours to prevent their generator from operating until their batteries fall below a designated threshold, and control it all with the Enphase app. The new feature functions without a generator automatic transfer switch and eliminates the power glitches that reset home electronic appliances when switching to generator power.
We continued to make excellent progress on digital transformation. Both of our recent acquisitions achieved record revenue in the third quarter of 2021. Enphase Montreal, which provides design and proposal software, added a significant number of new installers. We plan to release several new software features next year to improve the installer experience. Enphase Noida, which provides proposal and permitting services, also experienced a significant increase in customer demand and is focused on automating the creation of permit plan sets to further expand the installer base.
BUSINESS HIGHLIGHTS
On Aug. 26, 2021, Enphase Energy announced that it renewed its partnership with Grid Alternatives, a national nonprofit providing access to clean, affordable, renewable energy, transportation, and jobs to economic and environmental justice communities. Enphase will continue donating its industry-leading microinverter technology as part of the partnership to help GRID achieve its mission of accelerating a rapid, equitable transition to a world powered by renewable energy.
On Sept. 21, 2021, Enphase Energy announced its participation in Hawaiian Electric’s Battery Bonus grid services program. The program offers a new incentive for homeowners on the island of Oahu who install a new home battery. Existing Hawaiian Electric net energy metering (NEM) customers enrolling in the Battery Bonus program are also eligible to add up to 5 kW of new solar capacity to their roofs without losing their existing NEM rate agreement, resulting in even more savings.
On Sept. 27, 2021, Enphase Energy announced it had entered the Brazilian solar market with the introduction of its IQ7+™ microinverters. Enphase started shipping IQ7+ microinverters for residential and small commercial installers across Brazil starting in Oct. 2021.
On Sept. 29, 2021 Enphase Energy announced that it further strengthened its presence in the European residential solar market with its expansion into Italy. Enphase is providing the IQ7™ family of microinverters, Q-Relay™ safety devices, and Enphase Envoy™ communications gateways, which connect Enphase systems to the Enphase Enlighten™ monitoring platform to residential installers across Italy.
On Oct. 18, 2021 Enphase Energy announced that it started shipping its Encharge™ battery storage system to customers in Belgium, further expanding the product’s availability in the European solar market. The Encharge battery storage system is also currently available to customers in Germany and North America. The Encharge battery storage system offers configurations ranging from 3.5kWh to 42kWh, along with the option to upgrade and expand through the lifetime of the system.

FOURTH QUARTER 2021 FINANCIAL OUTLOOK
For the fourth quarter of 2021, Enphase Energy estimates both GAAP and non-GAAP financial results as follows:
•Revenue to be within a range of $390 million to $410 million, which includes shipments of 90 to 100 megawatt hours of Enphase Storage systems
•GAAP gross margin to be within a range of 37.0% to 40.0%; non-GAAP gross margin to be within a range of 38.0% to 41.0%, excluding stock-based compensation expenses
•GAAP operating expenses to be within a range of $119.0 million to $122.0 million, including $52.0 million estimated for stock-based compensation expenses and acquisition related costs and amortization
•Non-GAAP operating expenses to be within a range of $67.0 million to $70.0 million, excluding $52.0 million estimated for stock-based compensation expenses and acquisition related costs and amortization. The non-GAAP estimates include increased investments in new products, software, and marketing, and a $3.6 million accrual for post combination expenses from prior acquisitions
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Use of Non-GAAP Financial Measures
The Company has presented certain non-GAAP financial measures in this press release. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either exclude or include amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States of America, or GAAP. Reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure can be found in the accompanying tables to this press release. Non-GAAP financial measures presented by the Company include non-GAAP gross profit, gross margin, operating expenses, income from operations, net income and net income per share.
These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same captions and may differ from non-GAAP financial measures with the same or similar captions that are used by other companies. In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP. As such, these non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company uses these non-GAAP financial measures to analyze its operating performance and future prospects, develop internal budgets and financial goals, and to facilitate period-to-period comparisons. The Company believes that these non-GAAP financial measures reflect an additional way of viewing aspects of its operations that, when viewed with its GAAP results, provide a more complete understanding of factors and trends affecting its business.
As presented in the “Reconciliation of Non-GAAP Financial Measures” tables in the accompanying press release, each of the non-GAAP financial measures excludes one or more of the following items for purposes of calculating non-GAAP financial measures to facilitate an evaluation of the Company’s current operating performance and a comparison to its past operating performance:
Stock-based compensation expense. The Company excludes stock-based compensation expense from its non-GAAP measures primarily because they are non-cash in nature. Moreover, the impact of this expense is significantly affected by the Company’s stock price at the time of an award over which management has limited to no control.

Tariff refunds. This item represents approved tariff refunds, and interest income earned on those refunds, by the U.S. Customs and Border Protection that qualify for the tariff exclusion on Chinese imported microinverter products that fit the dimensions and weight limits within a Section 301 Tariff exclusion under U.S. note 20(ss)(40) to subchapter III of chapter 99 of the Harmonized Tariff Schedule of the United States. Approved refunds relate to tariffs previously paid from September 24, 2018 to March 31, 2020 and are excluded from the non-GAAP measures as the refunds are non-recurring in nature for tariff costs incurred in the past and are not reflective of the Company’s ongoing financial performance.
Acquisition related expenses and amortization. This item represents expenses incurred related to the Company’s business acquisitions, which are non-recurring in nature, and amortization of acquired intangible assets, which is a non-cash expense. Acquisition related expenses and amortization of acquired intangible assets are not reflective of the Company's ongoing financial performance.
Non-cash interest expense. This item consists primarily of amortization of debt issuance costs and accretion of debt discount because these expenses do not represent a cash outflow for the Company except in the period the financing was secured and such amortization expense is not reflective of the Company’s ongoing financial performance.
Loss on partial settlement of convertible notes. This item is reflected in other income (expense), net and represents (i) the difference between the carrying value and the fair value of the settled convertible notes and (ii) the inducement loss for the difference between the value of the shares issued to settle the convertible notes and the value of the shares that would have been issued under the original conversion terms with respect to the repurchased Notes due 2025, which is non-cash in nature and is not reflective of the Company’s ongoing financial performance.
Change in fair value of derivatives. This item is reflected in other income (expense), net and represents changes in fair value of the conversion option in the convertible notes due 2025, as well as the convertible note hedge and warrant transactions, which is non-cash in nature and is not reflective of the Company’s ongoing financial performance.
Non-GAAP income tax adjustment. This item represents the amount adjusted to the Company’s GAAP tax provision or benefit to present the non-GAAP tax amount based on cash tax expense and reserves.
Free cash flow. This item represents net cash flows from operating activities plus deemed repayment of convertible notes attributable to accreted debt discount reported in operating activities less purchases of property and equipment.
Conference Call Information
Enphase Energy will host a conference call for analysts and investors to discuss its third quarter 2021 results and fourth quarter 2021 business outlook today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time). The call is open to the public by dialing (877) 644-1284; participant passcode 1167185. A live webcast of the conference call will also be accessible from the “Investor Relations” section of the Company’s website at investor.enphase.com. Following the webcast, an archived version will be available on the website for approximately one year. In addition, an audio replay of the conference call will be available by calling (855) 859-2056; participant passcode 1167185, beginning approximately one hour after the call.

Forward-Looking Statements
This press release contains forward-looking statements, including statements related to Enphase Energy’s expectations as to future financial performance, expense levels, liquidity sources, the capabilities, advantages, features and performance of our technology and products, including the ability to simplify and reduce installation time, our business strategies and anticipated demand for and availability of our products, the impact to homeowners, and the capabilities and performance of our partners. These forward-looking statements are based on the Company’s current expectations and inherently involve significant risks and uncertainties. Enphase Energy’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of certain risks and uncertainties including those risks described in more detail in the Company’s most recent Annual Report on Form 10-K and other documents on file with the SEC and available on the SEC’s website at www.sec.gov. Enphase Energy undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations, except as required by law.
A copy of this press release can be found on the investor relations page of Enphase Energy’s website at investor.enphase.com.
About Enphase Energy, Inc.
Enphase Energy, a global energy technology company based in Fremont, CA, is the world's leading supplier of microinverter-based solar and battery systems that enable people to harness the sun to make, use, save, and sell their own power—and control it all with a smart mobile app. The company revolutionized the solar industry with its microinverter-based technology and builds all-in-one solar, battery, and software solutions. Enphase has shipped more than 39 million microinverters, and over 1.7 million Enphase-based systems have been deployed in more than 130 countries. For more information, visit www.enphase.com.
Enphase Energy, Enphase, the E logo, IQ8, IQ7+, IQ7, Q-Relay, Envoy, Enlighten, Encharge and other trademarks or service names are the trademarks of Enphase Energy, Inc.
Contact:
Karen Sagot
Enphase Energy, Inc.
Investor Relations
ir@enphaseenergy.com

ENPHASE ENERGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Net revenues	$351,519	$316,057	$178,503	$969,330	$509,586
Cost of revenues (1)	211,161	188,256	83,522	578,222	285,543
Gross profit	140,358	127,801	94,981	391,108	224,043
Operating expenses:
Research and development	29,411	22,708	15,052	73,937	40,120
Sales and marketing	39,296	25,586	14,645	84,504	38,788
General and administrative	34,300	20,107	13,525	74,530	37,810
Total operating expenses	103,007	68,401	43,222	232,971	116,718
Income from operations	37,351	59,400	51,759	158,137	107,325
Other income (expense), net
Interest income	110	98	110	281	1,483
Interest expense	(12,628)	(12,506)	(5,993)	(32,463)	(15,100)
Other income (expense), net	874	(633)	(1,031)	814	(1,302)
Loss on partial settlement of convertible notes (2)	—	(13)	—	(56,382)	—
Change in fair value of derivatives (3)	—	—	—	—	(44,348)
Total other expense, net	(11,644)	(13,054)	(6,914)	(87,750)	(59,267)
Income before income taxes	25,707	46,346	44,845	70,387	48,058
Income tax benefit (provision)	(3,898)	(6,995)	(5,483)	22,471	12,946
Net income	$21,809	$39,351	$39,362	$92,858	$61,004
Net income per share:
Basic	$0.16	$0.29	$0.31	$0.69	$0.49
Diluted	$0.15	$0.28	$0.28	$0.65	$0.44
Shares used in per share calculation:
Basic	134,721	135,094	126,109	133,719	125,084
Diluted	141,220	141,533	141,820	143,091	140,207

(1)    We sought refunds totaling approximately $39 million plus accrued interest on tariffs previously paid from September 24, 2018 to March 31, 2020 for certain microinverters that qualify for the tariff exclusion on Chinese imported microinverter products that fit the dimensions and weight limits within a Section 301 Tariff exclusion under U.S. note 20(ss)(40) to subchapter III of chapter 99 of the Harmonized Tariff Schedule of the United States. The refund request is subject to review and approval by the U.S. Customs and Border Protection; therefore, we have assessed the probable loss recovery in the three and nine months ended September 30, 2020 is equal to the $23.0 million approved refund requests available to us prior to issuance of the financial statements on October 27, 2020. As of both the three and nine months ended September 30, 2020, we have recorded $23.0 million as a reduction to cost of revenues in our condensed consolidated statements of operations as the approved refunds relate to paid tariffs previously recorded to cost of revenues, therefore, we recorded the corresponding approved tariff refunds as credits to cost of revenues in the three and nine months ended September 30, 2020.
(2)    Loss on partial settlement of convertible notes of less than $0.1 million for the three months ended June 30, 2021, primarily relates to the non-cash loss on partial settlement of $0.1 million aggregate principal amount of the Notes due 2025. Loss on partial settlement of convertible notes of $56.4 million for the nine months ended September 30, 2021 primarily relates to the $9.5 million non-cash loss on partial settlement of $87.1 million aggregate principal amount of the Notes due 2024, $9.5 million non-cash loss on partial settlement of $217.8 million aggregate principal amount of the Notes due 2025 and $37.5 million non-cash inducement loss incurred on repurchase of Notes due 2025.

(3)    Change in fair value of derivatives of $44.3 million for the nine months ended September 30, 2020, represents changes in fair value of the conversion option in the Notes due 2025, as well as the convertible note hedge and warrant transactions. Initially, conversion of the Notes due 2025 would be settled solely in cash as a result of the Company not having the necessary number of authorized but unissued shares of its common stock available to settle the conversion option of the Notes due 2025 in shares; therefore, the conversion option, convertible note hedge and warrant transactions were classified as derivatives that required marked-to-market accounting. On May 20, 2020, at the Company’s annual meeting of stockholders, the stockholders approved an amendment to its certificate of incorporation to increase the number of authorized shares of the Company’s common stock. As a result, the Company will now be able to settle the Notes due 2025, convertible notes hedge and warrants through payment or delivery, as the case may be, of cash, shares of its common stock or a combination thereof, at the Company’s election. Accordingly, on May 20, 2020, the conversion option, convertible note hedge and warrant transactions were remeasured at fair value and were then reclassified to additional paid-in-capital in the condensed consolidated balance sheet in the second quarter of 2020 and are no longer remeasured as long as they continue to meet the conditions for equity classification.

ENPHASE ENERGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$885,546	$679,379
Marketable securities	508,577	—
Accounts receivable, net	273,012	182,165
Inventory	65,405	41,764
Prepaid expenses and other assets	35,541	29,756
Total current assets	1,768,081	933,064
Property and equipment, net	73,445	42,985
Operating lease, right of use asset, net	15,185	17,683
Intangible assets, net	43,146	28,808
Goodwill	61,038	24,783
Other assets	136,111	59,875
Deferred tax assets, net	133,158	92,904
Total assets	$2,230,164	$1,200,102
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$92,213	$72,609
Accrued liabilities	139,243	76,542
Deferred revenues, current	59,232	47,665
Warranty obligations, current	16,728	11,260
Debt, current	86,039	325,967
Total current liabilities	393,455	534,043
Long-term liabilities:
Deferred revenues, noncurrent	177,249	125,473
Warranty obligations, noncurrent	50,784	34,653
Other liabilities	20,617	17,042
Debt, noncurrent	940,244	4,898
Total liabilities	1,582,349	716,109
Total stockholders’ equity	647,815	483,993
Total liabilities and stockholders’ equity	$2,230,164	$1,200,102

ENPHASE ENERGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Cash flows from operating activities:
Net income	$21,809	$39,351	$39,362	$92,858	$61,004
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,313	7,596	4,765	21,467	12,750
Provision for doubtful accounts	179	257	69	450	254
Loss on partial settlement of convertibles notes	—	13	—	56,382	—
Deemed repayment of convertible notes attributable to accreted debt discount	—	(6)	—	(15,585)	—
Non-cash interest expense	12,430	12,307	5,422	31,893	13,516
Change in fair value of debt securities	(784)	(932)	—	(3,153)	—
Stock-based compensation	46,954	15,312	14,399	77,110	34,214
Change in fair value of derivatives	—	—	—	—	44,348
Deferred income taxes	1,337	5,240	5,060	(28,790)	(14,507)
Changes in operating assets and liabilities:
Accounts receivable	5,462	(44,812)	(32,633)	(93,069)	23,533
Inventory	(27,648)	(2,880)	(6,349)	(23,640)	(5,479)
Prepaid expenses and other assets	(3,568)	(10,154)	(917)	(18,762)	(10,451)
Accounts payable, accrued and other liabilities (1)	24,897	10,514	26,189	71,787	(9,200)
Warranty obligations	7,574	5,385	5,872	21,599	6,681
Deferred revenues	16,399	28,469	6,262	64,308	(24,509)
Net cash provided by operating activities	113,354	65,660	67,501	254,855	132,154
Cash flows from investing activities:
Purchases of property and equipment	(12,682)	(16,428)	(3,903)	(39,050)	(11,707)
Purchases of marketable securities	(545,490)	—	—	(545,490)	—
Maturities of marketable securities	35,000	—	—	35,000	—
Investments in private companies	(13,000)	(20,000)	—	(58,000)	—
Business acquisitions, net of cash acquired	—	—	—	(55,239)	—
Purchase of intangible asset	(250)	—	—	(250)	—
Net cash used in investing activities	(536,422)	(36,428)	(3,903)	(663,029)	(11,707)
Cash flows from financing activities:
Issuance of convertible notes, net of issuance costs	—	(949)	—	1,188,439	312,420
Purchase of convertible note hedges	—	—	—	(286,235)	(89,056)
Sale of warrants	—	—	—	220,800	71,552
Principal payments and financing fees on debt	—	(344)	(636)	(1,422)	(2,269)
Partial repurchase of convertible notes	—	(79)	—	(289,312)	—
Repurchase of common stock	—	(200,000)	—	(200,000)	—
Proceeds from exercise of equity awards and employee stock purchase plan	42	3,428	(138)	3,684	4,708

	Three Months Ended			Nine Months Ended
	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Payment of withholding taxes related to net share settlement of equity awards	(3,313)	(7,813)	(8,390)	(20,311)	(52,042)
Net cash provided by (used in) financing activities	(3,271)	(205,757)	(9,164)	615,643	245,313
Effect of exchange rate changes on cash and cash equivalents	(376)	(224)	104	(1,302)	(77)
Net increase (decrease) in cash and cash equivalents	(426,715)	(176,749)	54,538	206,167	365,683
Cash, cash equivalents and restricted cash—Beginning of period	1,312,261	1,489,010	607,254	679,379	296,109
Cash and cash equivalents—End of period	$885,546	$1,312,261	$661,792	$885,546	$661,792

(1)    As of September 30, 2020, we have received $16.0 million of tariff refunds and accrued for $7.0 million tariff refunds that were approved, however, not yet received on or before September 30, 2020. As of both the three and nine months ended September 30, 2020, we have recorded $23.0 million as a reduction to cost of revenues in our condensed consolidated statements of operations as the approved refunds relate to paid tariffs previously recorded to cost of revenues, therefore, we recorded the corresponding approved tariff refunds as credits to cost of revenues in the current period. The tariff refund receivable of $7.0 million is recorded as a reduction of accounts payable to Flex Ltd. and affiliates (“Flex”), our manufacturing partner and the importer of record who will first receive the tariff refunds, on the condensed consolidated balance sheet as of September 30, 2020.

ENPHASE ENERGY, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data and percentages)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Gross profit (GAAP)	$140,358	$127,801	$94,981	$391,108	$224,043
Stock-based compensation	2,915	1,060	1,294	4,957	3,237
Tariff refunds	—	—	(23,029)	—	(23,029)
Gross profit (Non-GAAP)	$143,273	$128,861	$73,246	$396,065	$204,251

Gross margin (GAAP)	39.9%	40.4%	53.2%	40.3%	44.0%
Stock-based compensation	0.9%	0.4%	0.7%	0.6%	0.6%
Tariff refunds	—%	—%	(12.9)%	—%	(4.5)%
Gross margin (Non-GAAP)	40.8%	40.8%	41.0%	40.9%	40.1%

Operating expenses (GAAP)	$103,007	$68,401	$43,222	$232,971	$116,718
Stock-based compensation (1)	(44,039)	(14,252)	(13,105)	(72,153)	(30,977)
Acquisition related expenses and amortization	(1,627)	(2,453)	(546)	(8,082)	(1,638)
Operating expenses (Non-GAAP)	$57,341	$51,696	$29,571	$152,736	$84,103

(1) Includes stock-based compensation as follows:
Research and development	$10,999	$5,467	$4,248	$22,215	$9,430
Sales and marketing	15,472	5,335	3,952	24,344	9,504
General and administrative	17,568	3,450	4,905	25,594	12,043
Total	$44,039	$14,252	$13,105	$72,153	$30,977

Income from operations (GAAP)	$37,351	$59,400	$51,759	$158,137	$107,325
Stock-based compensation	46,954	15,312	14,399	77,110	34,214
Tariff refunds	—	—	(23,029)	—	(23,029)
Acquisition related expenses and amortization	1,627	2,453	546	8,082	1,638
Income from operations (Non-GAAP)	$85,932	$77,165	$43,675	$243,329	$120,148

Net income (GAAP)	$21,809	$39,351	$39,362	$92,858	$61,004
Stock-based compensation	46,954	15,312	14,399	77,110	34,214
Tariff refunds	—	—	(23,029)	—	(23,029)
Acquisition related expenses and amortization	1,627	2,453	546	8,082	1,638
Non-cash interest expense	12,430	12,307	5,422	31,893	13,516
Loss on partial settlement of convertible notes	—	13	—	56,382	—
Change in fair value of derivatives	—	—	—	—	44,348
Non-GAAP income tax adjustment	1,337	5,240	5,060	(28,790)	(14,507)
Net income (Non-GAAP)	$84,157	$74,676	$41,760	$237,535	$117,184

	Three Months Ended			Nine Months Ended
	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020

Net income per share, basic (GAAP)	$0.16	$0.29	$0.31	$0.69	$0.49
Stock-based compensation	0.35	0.11	0.12	0.58	0.28
Tariff refunds	—	—	(0.18)	—	(0.18)
Acquisition related expenses and amortization	0.01	0.02	—	0.06	0.01
Non-cash interest expense	0.09	0.09	0.04	0.24	0.11
Loss on partial settlement of convertible notes	—	—	—	0.42	—
Change in fair value of derivatives	—	—	—	—	0.35
Non-GAAP income tax adjustment	0.01	0.04	0.04	(0.21)	(0.12)
Net income per share, basic (Non-GAAP)	$0.62	$0.55	$0.33	$1.78	$0.94

Shares used in basic per share calculation GAAP and Non-GAAP	134,721	135,094	126,109	133,719	125,084

Net income per share, diluted (GAAP)	$0.15	$0.28	$0.28	$0.65	$0.44
Stock-based compensation	0.34	0.11	0.11	0.55	0.26
Tariff refunds	—	—	(0.17)	—	(0.17)
Acquisition related expenses and amortization	0.01	0.02	—	0.06	0.01
Non-cash interest expense	0.09	0.09	0.04	0.23	0.10
Loss on partial settlement of convertible notes	—	—	—	0.40	—
Change in fair value of derivatives	—	—	—	—	$0.33
Non-GAAP income tax adjustment	0.01	0.03	0.04	(0.21)	(0.11)
Net income per share, diluted (Non-GAAP) (2)	$0.60	$0.53	$0.30	$1.68	$0.86

Shares used in diluted per share calculation GAAP	141,220	141,533	141,820	143,091	140,207
Shares used in diluted per share calculation Non-GAAP (3)	140,516	140,931	137,352	141,101	136,359

Net cash provided by operating activities (GAAP)	$113,354	$65,660	$67,501	$254,855	$132,154
Purchases of property and equipment	(12,682)	(16,428)	(3,903)	(39,050)	(11,707)
Deemed repayment of convertible notes due 2024 and notes due 2025 attributable to accreted debt discount	—	6	—	15,585	—
Free cash flow (Non-GAAP)	$100,672	$49,238	$63,598	$231,390	$120,447

(2)    Calculation of non-GAAP diluted net income per share for the three months ended September 30, 2021, June 30, 2021 and September 30, 2020, as well as the nine months ended September 30, 2021 and 2020, excludes convertible notes due 2023 interest expense, net of tax of less than $0.1 million in each period from non-GAAP net income.
(3)    Effect of dilutive in-the-money portion of convertible senior notes and warrants are included in the GAAP weighted-average diluted shares in periods where the Company has GAAP net income. The Company excluded the in-the-money portion of convertible notes due 2024 totaling 46 thousand shares, 45 thousand shares and 4,468 thousand shares in the three months ended September 30, 2021, June 30, 2021 and September 30, 2020, respectively, and 1,014 thousand and 3,849 thousand shares for the nine months ended September 30, 2021, and 2020, respectively, from non-GAAP weighted-average diluted shares as the Company entered into convertible note hedge transactions that reduce potential dilution to the Company’s common stock upon any conversion of the notes due 2024. The Company excluded the in-the-money portion of convertible notes due 2025 totaling 658 thousand shares and 557 thousand shares in the three months ended September 30, 2021 and June 30, 2021, respectively, and 976 thousand shares for the nine months ended September 30, 2021, from non-GAAP weighted-average diluted shares as the Company entered into convertible note hedge transactions that reduce potential dilution to the Company’s common stock upon any conversion of the notes due 2025.